Exhibit 4.03

Execution Copy

STOCKHOLDERS AGREEMENT

by and between

REACHLOCAL, INC.,

and

NETUS PTY LIMITED ACN 117 674 030

i

5.6	Severability	15
5.7	Governing Law	15
5.8	Consent to Jurisdiction	15
5.9	Counterparts	16
5.10	Titles and Subtitles	16
5.11	Specific Enforcement	16
5.12	Dispute Resolution	16
5.13	Waiver of Jury Trial	17

Exhibit A	Notice Addresses

ii

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (the “Agreement”) is made and entered into as of September 11, 2009 by and between ReachLocal, Inc., a Delaware corporation (the “Company”) and NetUs Pty Limited ACN 117 674 030 (the “Stockholder”) and acknowledged and agreed to by the Founders (as defined below) with respect to Article III hereof.

RECITALS

A. The Company and the persons listed on Annex A attached thereto (including the Stockholder) have entered into a Stock Purchase Agreement (the “Purchase Agreement”) dated as of the date hereof pursuant to which, among other things, the Company shall issue to the Stockholder shares of the Company’s common stock (the “Common Stock”) as partial consideration for the sale of the Stockholder’s equity interests in ReachLocal Australia Pty Ltd. (“RLA”).

B. In connection with the execution and delivery of the Purchase Agreement, the Company and the Stockholder desire to enter into this Agreement in order to (i) provide the Stockholder with (a) certain rights to register shares of the Common Stock issued to the Stockholder, (b) the right to participate, upon the terms and conditions set forth in this Agreement, in subsequent sales by the holders of shares of the Company’s capital stock, and (ii) require the Stockholder to agree to sell and/or vote its shares of Common Stock in connection with certain transactions in a certain manner and to take certain other actions as described by the terms and conditions set forth in this Agreement.

C. Section 1.13 of that certain Second Amended and Restated Investors’ Rights Agreement, dated as of September 17, 2007 (as amended, restated or otherwise modified, the “Company IRA”) by and among the Company and certain holders of its capital stock provides that the Company must obtain the prior written consent of the holders of a majority of the outstanding Registrable Securities (for purposes of this recital only, as such term is defined in the Company IRA) (the “Requisite Holders”) in order to enter into any agreement with any holder of any securities of the Company which would allow such holder to include such securities in certain registrations of the Company’s securities.

D. The Company has obtained the prior written consent of the Requisite Holders with respect to the rights to register shares of the Common Stock issued to the Stockholder that are granted hereunder.

AGREEMENT

The parties hereby agree as follows:

ARTICLE I

REGISTRATION RIGHTS

The Company and the Stockholder covenant and agree as follows:

1.1 Company Registration. After consummation of the initial public offering of Common Stock, if (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holder) any of its stock under the Securities Act in connection with a public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give the Holder written notice of such registration. Upon the written request of the Holder given within 20 days after mailing of such notice by the Company in accordance with Section 5.5, the Company shall, subject to the provisions of Section 1.6, cause to be registered under the Securities Act all of the Registrable Securities that the Holder has requested to be registered.

1.2 Initial Public Offering. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holder) any of its stock under the Securities Act in connection with the initial public offering of Common Stock and Rho and VantagePoint Group are permitted and elect to sell shares of Common Stock in such offering, then the Company shall, at such time, promptly give the Holder written notice of such registration. Upon the written request of the Holder given within 20 days after mailing of such notice by the Company in accordance with Section 5.5, the Company shall, subject to the provisions of Section 1.6, cause to be registered under the Securities Act in connection with such offering the number of Registrable Securities for the Holder proportional to the number of shares of Common Stock owned by Rho and VantagePoint Group that are included in such offering or in such other proportions as shall be mutually agreed to by the Holder, Rho and VantagePoint Group.

1.3 Obligations of the Company. Whenever required under this Article I to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(c) Furnish to the Holder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

(d) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holder, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. The Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify the Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Use commercially reasonable efforts to furnish, at the request of the Holder requesting registration of Registrable Securities pursuant to this Article I, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Article I, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

1.4 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article I with respect to the Registrable Securities of the selling Holder that the Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of the Holder’s Registrable Securities.

1.5 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Article I for the Holder (which right may be assigned as provided in Section 1.10), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for all holders of Common Stock who are selling shares of Common Stock, including the Holder, selected by such selling holders (including the Holder) with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

1.6 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Article I to include the Holder’s securities in such underwriting unless it accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (subject to the Company’s compliance with its obligations under then-existing agreements, the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical concerning apportionment, for any selling Holder which is a partnership, corporation or limited liability company, the partners, retired partners, members and stockholders of such holder, or the estates and Immediate Family Members of any such partners, retired partners and members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.7 Delay of Registration. The Holder shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article I.

1.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Article I:

(a) To the extent permitted by law, the Company will indemnify and hold harmless the Holder, the partners, members, officers, directors, stockholders, legal counsel and accountants of the Holder, and any underwriter (as defined in the Securities Act) for the Holder and each person, if any, who controls the Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any Violation or alleged Violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to the Holder, or each such underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to the Holder, or any underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration statement by the Holder, or any such underwriter or controlling person.

(b) To the extent permitted by law, the Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other holder of Common Stock selling securities in such registration statement and any controlling person of any such underwriter or other holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the

Holder expressly for use in connection with such registration statement; and the Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.8(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.8(b) exceed the net proceeds from the offering received by the Holder, except in the case of willful fraud by the Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

(d) If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by the Holder under this subsection 1.8(d) exceed the net proceeds from the offering received by the Holder, except in the case of willful fraud by the Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and the Holder under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article I, and otherwise.

1.9 Reports Under the Exchange Act. With a view to making available to the Holder the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit the Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holder to utilize Form S-3 for the sale of its Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to the Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing the Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Article I may be assigned (but only with all related obligations) by the Holder to a transferee or assignee (a “Permitted Assignee”) of (i) all Registrable Securities held by the Holder, (ii) that is a subsidiary, parent, subsidiary of parent, partner, limited partner, retired partner, member, retired member or stockholder of the Holder, (iii) that is an Affiliated Fund of the Holder, (iv) who is the Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, the Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (v) that is a trust for the benefit of an individual Holder or the Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, that, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the Permitted Assignee is restricted under the Securities Act. Except in accordance with the foregoing provisions of this Section 1.10, the rights to cause the Company to register Registrable Securities pursuant to this Article I may not be assigned.

1.11 Lock-Up Agreement.

(a) Lock-Up Period; Agreement. In connection with the initial public offering of Common Stock and upon request of the Company or the underwriters managing such offering of the Company’s securities, the Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the initial public offering of Common Stock. Notwithstanding the foregoing, if the Company agrees to any early release of the lock-up by any similarly bound securityholder, such early release from the lock-up shall be apportioned pro rata among all securityholders bound by the lockup period, and the Company shall use its commercially reasonable efforts to include in any agreement required by any managing underwriter a similar early release provision. Notwithstanding the foregoing, in the event that, in connection with the initial public offering of Common Stock, either of VantagePoint Group or Rho enters into a market standoff agreement or underwriter’s lock-up agreement that, in either case, is broader in scope or longer in duration with respect to securities of the Company than this Section 1.11(a), the Holder agrees to execute a substantially identical agreement in the form provided by the underwriter.

(b) Limitations. The obligations described in Section 1.11(a) shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of the Holder.

(d) Transferees Bound. The Holder agrees that prior to the Company’s initial public offering it will not transfer securities of the Company unless the transferee agrees in writing to be bound by all of the provisions of this Section 1.11.

1.12 Termination of Registration Rights. The Holder shall not be entitled to exercise any right provided for in this Article I after the earlier of (i) five (5) years following the consummation of the initial public offering of Common Stock, (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of the Holder’s shares during a three-month period without registration or volume limitations, or (iii) upon termination of the Agreement, as provided in Section 5.1.

ARTICLE II

COMPANY SALE

2.1 Drag Along Rights. If there is a Liquidation Transaction in which the Stockholder receives an amount in consideration with an aggregate value in excess of US$ 13.95 per share (as adjusted for stock splits, stock dividends, reclassifications or the like but otherwise as determined in the reasonable discretion of the Company’s board of directors) and the Company provides the Stockholder with notice (a “Drag Along Notice”) of the Liquidation Transaction, then upon receipt of such notice the Stockholder agrees that it will, with respect to all shares of capital stock of the Company which it owns or with respect to which it otherwise exercises voting or dispositive authority or may in the future own or otherwise exercise voting or dispositive authority over, do the following:

(a) in the event such Liquidation Transaction is to be brought to a vote at a stockholder meeting, after receiving proper notice of any meeting of stockholders of the Company to vote on the approval of the Liquidation Transaction, be present, in person or by proxy, as a holder of shares of voting securities, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings;

(b) vote (in person, by proxy or by action by written consent, as applicable) all shares of the capital stock of the Company as to which it has beneficial ownership in favor of the Liquidation Transaction and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Liquidation Transaction;

(c) if such Liquidation Transaction is a sale of shares of capital stock of the Company representing more than fifty percent (50%) of the outstanding voting power of the Company, to sell the same proportion of shares of capital stock of the Company beneficially held by the Stockholder as is being sold by similarly situated holders of capital stock of the Company in such transaction to the person(s) to whom and/or entities to which such selling holders propose to sell their shares of capital stock, on the same terms and conditions as such similarly situated holders of capital stock of the Company;

(d) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to the Liquidation Transaction;

(e) if the consideration to be paid in exchange for the shares of Common Stock or other securities of the Company pursuant to this Article II includes any securities and due receipt thereof by the Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to the Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act or as required under Regulation S promulgated under the Securities Act, the Company may cause to be paid to the Stockholder in lieu thereof, against surrender of its capital stock or other securities of the Company which would have otherwise been sold by the Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which the Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for its capital stock and other securities of the Company; and

(f) execute and deliver all certificates representing its shares of capital stock of the Company and all related documentation and take such other action in support of the Liquidation Transaction as shall reasonably be requested by the Company.

2.2 Proxy and Other Matters. Upon the failure of any party to deposit or sell his, her or its shares of capital stock of the Company in accordance with the terms of this Article II, such party hereby grants to a stockholder to be designated by the Company’s board of directors a proxy coupled with an interest in all capital stock of the Company owned by such party, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Article II is amended to remove such grant of proxy in accordance with Section 5.4 hereof, to vote all such shares of capital stock of the Company in the manner provided in this Article II. Notwithstanding the foregoing, no party to this Agreement shall be bound by the obligations of Section 2.1 and no proxy shall be delivered pursuant to this Section 2.2 with respect to any Liquidation Transaction unless (i) any representations and warranties to be made by such party in connection with such Liquidation Transaction shall be limited to those representations and warranties made by other similarly situated holders of capital stock of the Company, (ii) such party shall not be liable for the inaccuracy of any representation or warranty made by any other person other than the

Company, (iii) the liability for indemnification, if any, of such party for the inaccuracy of any representations and warranties made by the Company is proportional with any other person, (iv) liability shall be limited to such party’s pro rata share of a negotiated indemnification amount that in no event exceeds the amount of consideration actually paid to such party in the Liquidation Transaction, (v) upon the consummation of the Liquidation Transaction and except to the extent necessary to accommodate any “roll over” of equity by employees and management at the request of the purchasers, each such party will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (vi) unless the holders of at least  2/3 of the Preferred Stock elect otherwise by written notice given to the Company at least 10 days prior to the effective date of any such Liquidation Transaction, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Liquidation Transaction in accordance with the Restated Certificate in effect immediately prior to the Liquidation Transaction and (vii) subject to clause (v) above (and except to the extent necessary to accommodate any “roll over” of equity by employees and management at the request of the purchasers), requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Liquidation Transaction, all holders of such capital stock will be given the same option.

2.3 Payment. Promptly upon the consummation of any Liquidation Transaction, the Holder shall be provided with the proceeds resulting from the sale of his, her or its shares of capital stock of the Company sold as part of the Liquidation Transaction (after deduction of his, her or its proportionate share, based on the number of shares of capital stock of the Company sold, of the reasonable out-of-pocket expenses associated with such Liquidation Transaction).

2.4 Expiration. Notwithstanding anything herein to the contrary, the Company shall have 120 days from the date of receipt of any Drag Along Notice during which to consummate the Liquidation Transaction to which such Drag Along Notice relates. If, at the end of such 120 day period, the Company has not consummated the Liquidation Transaction, all certificates representing shares of Common Stock delivered by a Stockholder to the Company for sale or other disposition as part of such Liquidation Transaction shall be returned to such Stockholder, and the transaction contemplated by the Liquidation Transaction shall be deemed to be a new Liquidation Transaction and shall again be subject to the provisions of this Article II.

2.5 Legends. Each certificate representing shares of the Company’s capital stock held by the Stockholder or any assignee of the Stockholder shall bear the following legend:

(a) “THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

(b) At any time after the termination of this Agreement in accordance with Section 5.1, any holder of a stock certificate legended pursuant to Section 2.5 may surrender such certificate to the Company for removal of such legend, and the Company will duly reissue a new certificate without the legend.

2.6 No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.

2.7 Termination of Rights. The covenants set forth in Article II shall terminate as to the Stockholder and be of no further force or effect upon the earliest to occur of the following: (i) immediately prior to the consummation of the initial public offering of Common Stock, (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, or (iii) upon termination of the Agreement, as provided in Section 5.1.

ARTICLE III

CO-SALE RIGHT

3.1 Notice of Sales. Should any Founder (or a Permitted Transferee, as defined below) propose to accept one or more bona fide offers (collectively, a “Purchase Offer”) from any persons to purchase any Founder Shares from such Founder (other than as set forth in Section 3.5 of this Agreement) and neither the Company (or its assignee) nor other stockholders exercise their rights to purchase such shares pursuant to the terms of any agreements then in effect, then the Company will provide notice (a “Co-Sale Notice”) of the proposed sale to the Stockholder, which Co-Sale Notice will state the terms and conditions of such Purchase Offer including, without limitation, the number of Founder Shares proposed to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

3.2 Co-Sale Right. Upon receipt of the Co-Sale Notice, the Stockholder shall have the right (the “Co-Sale Right”), exercisable upon written notice to the Company within fifteen (15) business days thereafter to participate in such Founder’s sale of Founder Shares pursuant to the specified terms and conditions of such Purchase Offer. To the extent the Stockholder exercises such Co-Sale Right in accordance with the terms and conditions set forth below, the number of Founder Shares which such Founder may sell pursuant to such Purchase Offer shall be correspondingly reduced. The Co-Sale Right of the Stockholder shall be subject to the following terms and conditions:

(a) Calculation of Shares. The Stockholder may sell all or any part of that number of shares of Common Stock issued to the Stockholder pursuant to the Purchase Agreement but including any other shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares of Common Stock or in connection with a stock split of such shares (“Co-Sale Shares”) equal to the product obtained by multiplying (i) the aggregate number of Founders Shares covered by the Purchase Offer by (ii) a fraction, the numerator of which is the number of Co-Sale Shares at the time owned by the Stockholder and the denominator of which is the sum of (A) the total number of shares of Common Stock, including shares of Common Stock issued or issuable upon conversion of Preferred Stock and Common Stock received in connection with any stock dividend, stock split or other reclassification thereof at the time owned by all stockholders of the Company (including the Stockholder) participating in such sale plus (B) the total number of Founder Shares at the time owned by such Founder, including shares transferred by such Founder to Permitted Transferees in accordance with this Agreement.

(b) Delivery of Certificates. The Stockholder may effect its participation in the sale by delivering to the selling Founder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the Co-Sale Shares which the Stockholder elects to sell.

3.3 Transfer. The stock certificate or certificates which the Stockholder delivers to the selling Founder pursuant to Section 3.2 shall be delivered by such Founder to the prospective purchaser in consummation of the sale pursuant to the terms and conditions specified in the Co-Sale

Notice, and such Founder shall promptly thereafter remit to the Stockholder that portion of the sale proceeds to which the Stockholder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase the Co-Sale Shares from the Stockholder exercising its Co-Sale Right hereunder, the selling Founder or Founders shall not sell to such prospective purchaser or purchasers any Founder Shares unless and until, simultaneously with such sale, the selling Founder or Founders shall purchase such Co-Sale Shares from the Stockholder for the same consideration and on the same terms and conditions as the proposed transfer described in the Co-Sale Notice (which terms and conditions shall be no less favorable than those governing the sale to the purchaser by the Founder or Founders).

3.4 No Adverse Effect. The exercise or non-exercise of the rights of the Stockholder hereunder to participate in one or more sales of Founder Shares made by a Founder shall not adversely affect its rights to participate in subsequent sales of Founder Shares by a Founder.

3.5 Permitted Transactions. The provisions of Article III of this Agreement shall not pertain or apply to:

(a) Any pledge of the Company’s capital stock made by a Founder pursuant to a bona fide loan transaction which creates a mere security interest, provided that such pledge be approved by a majority of the Board of Directors;

(b) Any repurchase of Common Stock by the Company;

(c) Any bona fide gift;

(d) Any transfer to a Founder’s Immediate Family Member;

(e) a trust for the benefit of a Founder or such Founder’s Immediate Family Member; or

(f) any sale or transfer by a Founder of up to 1% of the total number of shares of Common Stock held by such Founder on the date of this Agreement in any twelve-month period, provided that no Founder may sell or transfer more than 5% of the total number of shares of Common Stock held by such Founder on the date of this Agreement;

provided, in each case, that (i) the Founder(s) shall inform the Stockholder of such pledge, transfer or gift prior to effecting it, and (ii) the pledgee, transferee or donee (each a “Permitted Transferee”) shall furnish the Stockholder with a written agreement to be bound by and comply with all provisions of this Agreement applicable to the Founders.

3.6 Assignment of Rights. The rights of the Stockholder set forth in this Article III may be assigned (but only with all related obligations) only to a Permitted Assignee, provided that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such Permitted Assignee and the securities with respect to which such rights are being assigned, (b) such Permitted Assignee agrees in writing to be bound by the provisions of this Agreement, and (c) such Permitted Assignee is not an actual or potential competitor of the Company, as determined in good faith by the Company’s board of directors.

3.7 Termination of Rights. The covenants set forth in Article III shall terminate as to the Stockholder and be of no further force or effect upon the earliest to occur of the following: (i) immediately prior to the consummation of the initial public offering of Common Stock, (ii) when the

Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, or (iii) upon termination of the Agreement, as provided in Section 5.1.

ARTICLE IV

DEFINITIONS For purposes of this Agreement:

“Affiliated Fund” means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company;

“Arbitrator” has the meaning ascribed to such term in Section 5.12(a);

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by Law to close in the State of Delaware;

“Co-Sale Notice” has the meaning ascribed to such term in Section 3.1;

“Co-Sale Right” has the meaning ascribed to such term in Section 3.2;

“Co-Sale Shares” has the meaning ascribed to such term in Section 3.2(a);

“Dispute Notice” has the meaning ascribed to such term in Section 5.12(a);

“Disputes” has the meaning ascribed to such term in Section 5.12;

“Drag Along Notice” has the meaning ascribed to such term in Section 2.1;

“Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder;

“Founder” means each of Zorik Gordon (on behalf of himself and the Gordon Family Revocable Trust), Michael Kline, Robert Wright and Robert Spitz;

“Founder Shares” means any shares of Common Stock or Preferred Stock now owned or subsequently acquired by a Founder by gift, purchase, dividend, option exercise or any other means and shall also mean options and warrants to purchase common stock or preferred stock, whether or not such securities are only registered in a Founder’s name or beneficially or legally owned by such Founder, including any interest of a spouse in any of such securities, whether that interest is asserted pursuant to marital property laws or otherwise;

“Governmental Entity” means any (a) province, region, state, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (f) official of any of the foregoing;

“Holder” means the Stockholder or any assignee thereof in accordance with Section 1.10 of this Agreement;

“Immediate Family Member” has the meaning ascribed to such term in Section 1.10;

“JAMS” has the meaning ascribed to such term in Section 5.12(b);

“Law” means any requirement arising under any constitution, law, statute, code, treaty, decree, rule, ordinance or regulation or any determination or direction of any arbitrator or any Governmental Entity, including any of the foregoing that relate to data use, privacy or protection;

“Liquidation Transaction” means (a) the closing of the sale, transfer, exclusive license or other disposition, in a single transaction or a series of related transactions, of a majority of the assets of the Company and its subsidiaries, taken as a whole, including without limitation the Company’s or any subsidiary’s intellectual property rights, (b) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of the Company or the surviving or acquiring entity), (c) the closing of the transfer or sale (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing such person or group of affiliated persons would hold at least fifty-one percent (51%) or more of the outstanding voting stock of the Company (or the surviving or acquiring entity), or (d) a liquidation, dissolution, or winding up of the Company;

“Permitted Assignee” has the meaning ascribed to such term in Section 1.10;

“Permitted Transferee” has the meaning ascribed to such term in Section 3.5;

“Preferred Stock” shall mean the shares of the Preferred Stock of the Company;

“Purchase Offer” has the meaning ascribed to such term in Section 3.1;

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

“Registrable Securities” means (i) the shares of Common Stock issued to the Stockholder pursuant to the Purchase Agreement, other than shares of Common Stock for which registration rights have terminated pursuant to Section 1.12 hereof, and (ii) any other shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) or in connection with a stock split of such shares; provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Holder thereof is not precluded from exercising the rights provided in Article I in accordance with Section 1.12;

“Restated Certificate” shall mean the Company’s Fifth Restated Certificate of Incorporation as such Fifth Restated Certificate of Incorporation may be amended or restated from time to time;

“Rho” means Rho Ventures V, L.P. or any Affiliated Fund thereof;

“SEC” means the Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder;

“VantagePoint Group” means VantagePoint Venture Partners III(Q), L.P. or any Affiliated Fund thereof;

“Violation” shall have the meaning ascribed to such term in Section 1.8; and

Terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement shall terminate, and have no further force and effect, when the Company consummates a Liquidation Transaction.

5.2 Entire Agreement. This Agreement, including the exhibits hereto, constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, that may have related in any way to the subject matter hereto.

5.3 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of shares of Common Stock issued to the Stockholder pursuant to the Purchase Agreement or any other shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Common Stock issued pursuant to the Purchase Agreement or in connection with a stock split of such shares), provided, that such assignment shall be effective only if the transferee agrees to be bound by all of the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.4 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided, however that if any amendment or waiver would or would be reasonably likely to affect a party hereto disproportionately or directly or indirectly take away or alter the rights of such party, then such party’s consent shall also be required to effect any such amendment or waiver. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

5.5 Notices.

(a) All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile (with written confirmation of transmission); when transmitted if transmitted by electronic mail (provided no notice of non-delivery is received); the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); three Business Days after it is sent, if sent for next day delivery to an overseas address by recognized courier (e.g., Federal Express); and five business days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to such party’s address, e-mail address or facsimile number as set forth on the Exhibit A hereto.

(b) Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth

5.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of Law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

5.7 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

5.8 Consent to Jurisdiction. Subject to Section 5.12, each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California state court, or federal court of the United States of America, sitting in Los Angeles County, California, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California state court or, to the extent permitted by Law, in such federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California state or federal court; and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California state or federal court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 5.5. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Law

5.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

5.10 Titles and Subtitles. The titles, captions or headings of the Sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

5.11 Specific Enforcement. Each party hereto agrees that its obligations hereunder are necessary and reasonable in order to protect the other parties to this Agreement, and each party expressly agrees and understands that monetary damages would inadequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that, in addition to any other remedies that may be available at law, in equity or otherwise, any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, without the necessity of proving actual damages. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

5.12 Dispute Resolution. The parties hereto understand and agree that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and Contract claims, and claims upon any Law, statute, order, or regulation) (hereinafter “Disputes”), arising out of, in connection with, or in relation to (i) this Agreement, or (ii) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

(a) Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section (the “Dispute Notice”). Within 14 days from delivery of the Dispute Notice, each party involved in the dispute shall meet at a mutually agreed location in Los Angeles, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

(b) If such parties fail to resolve the dispute by written agreement or agree on the Arbitrator within the later of 14 days from any such initial meeting or within 30 days from the delivery of the Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in Los Angeles, California for the appointment of a single Arbitrator to resolve the dispute by arbitration. At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within 10 calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within 30 days of the written application to JAMS.

(c) Within 30 days of the selection of the Arbitrator, the parties involved in the dispute shall meet in Los Angeles, California with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the dispute. Each party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be no more than three consecutive days, and the decision of the Arbitrator shall be made in writing no more than 30 days following the end of the proceeding. Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties. The prevailing party or parties (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party’s or parties’ own legal fees and expenses in connection with such proceeding. The non-prevailing party or parties (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

5.13 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.13.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

COMPANY:

REACHLOCAL, INC.

By:	/s/ Zorik Gordon
Name:	Zorik Gordon
Its:	President

STOCKHOLDER:

NETUS PTY LIMITED ACN 117 674 030

By:
Name:
Its:

STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

COMPANY:

REACHLOCAL, INC.

By:
Name:	Zorik Gordon
Its:	President

STOCKHOLDER:

NETUS PTY LIMITED ACN 117 674 030

By:	/s/ Daniel Petre
Name:	Daniel Petre
Its:	Exec. Chairman

STOCKHOLDERS AGREEMENT

ACKNOWLEDGED AND AGREED WITH RESPECT TO ARTICLE IV:

FOUNDERS:

/s/ Michael Kline
Michael Kline

/s/ Robert Wright
Robert Wright

Robert Spitz

GORDON FAMILY REVOCABLE TRUST

By:	/s/ Zorik Gordon
Name:	Zorik Gordon
Title:	Trustee

By:	/s/ Ilana P. Gordon
Name:	Ilana P. Gordon
Title:	Trustee

STOCKHOLDERS AGREEMENT

ACKNOWLEDGED AND AGREED WITH RESPECT TO ARTICLE IV:

FOUNDERS:

Michael Kline

Robert Wright

/s/ Robert Spitz
Robert Spitz

GORDON FAMILY REVOCABLE TRUST

By:
Name:	Zorik Gordon
Title:	Trustee

By:
Name:	Ilana P. Gordon
Title:	Trustee

STOCKHOLDERS AGREEMENT

Exhibit A

Notice Addresses

ReachLocal, Inc.

21700 Oxnard Street, Suite 1600

Woodland Hills, CA 91367

Attn: General Counsel

Fax: 818.337.7109

E-mail: awergeles@reachlocal.com

Netus Pty Limited

Level 10, 52 Alfred Street

Milsons Point, NSW 2061 Australia

Attn: Daniel Petre

Fax: +61 2 8912 5999